EXHIBIT 99.1

[LOGO OF MELLON]

News Release

Contact:	Mellon	Eagle Investment Systems	Corporate Affairs
	Christina O'Neill (617) 722-7252 oneill.c@mellon.com	Laura Norwood (617) 219-0198 lnorwood@eagleinvsys.com	One Boston Place Boston, MA 02108

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF EAGLE INVESTMENT SYSTEMS

Mellon Global Securities Services adds Eagle's premier investment management software to Mellon's portfolio of Web-based investment manager services-

BOSTON, November 14—Mellon Financial Corporation and Eagle Investment Systems Corp. today announced the completion of Mellon's acquisition of Eagle, a leading developer of Web-based investment management software. This transaction significantly enhances the range and technological sophistication of investment manager services available from Mellon Global Securities Services (GSS).

        "Eagle's leading-edge capabilities and principal products, including Eagle STAR® and Eagle PACETM , add an exciting new dimension to Mellon's platform of premier investment manager services," said Jim Palermo, president of Mellon GSS. "This transaction reinforces the commitment of both organizations to provide clients with a complete, unparalleled spectrum of capabilities, from the direct licensing of state-of-the-art software to full-service outsourcing solutions. In the short time since we announced the transaction, both Mellon and Eagle have experienced tremendous interest from clients and prospective clients regarding our combined capabilities."

        "Mellon is a world-class provider of investment manager services with unmatched experience, capabilities, market presence and global reach," said Jack Riley, Eagle chief executive officer. "Fully integrating the capabilities of Eagle and Mellon GSS further maximizes the potential of both organizations and ultimately enables us to bring tremendous resources and expertise to our clients and prospects."

        Mellon acquired Eagle with a combination of Mellon's common stock and cash at the election of Eagle's shareholders. During the fourth quarter of 2001, Mellon repurchased an equivalent number of shares of Mellon common stock. Other terms of the agreement, first announced on Sept. 5, were not disclosed.

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Mellon Acquires Eagle
November 14, 2001

        Operating as a wholly-owned Mellon subsidiary within Mellon GSS, Eagle will continue to conduct its primary business of licensing software and providing related professional implementation and product maintenance services from its development headquarters in Newton, Mass. Eagle also has corporate offices in West Hartford, Conn., and product implementation locations in New York City, San Francisco, Toronto and London. A description of the company and its products is available online at www.eagleinvsys.com.

        Mellon GSS, a unit of Mellon Financial Corporation, is a leading provider of custody and investment manager services worldwide. The group is part of Mellon's global investment services business segment, which accounts for approximately 40 percent of Mellon's total core business sector revenue. More information on Mellon GSS is available at www.workbench.mellon.com. The operations of Mellon and Eagle are highly complementary, comprising an end-to-end continuum of investment management support services.

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting and administration, shareholder services and cash management, and offers a comprehensive array of financial services for affluent individuals and corporations. Mellon has more than $2.6 trillion in assets under management, administration or custody, including more than $545 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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